As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-84426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUGET ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1969407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10885 N.E. 4th Street, Suite 1200

Bellevue, Washington 98004

(Address of principal executive offices and zip code)

NONQUALIFIED STOCK OPTION GRANT NOTICE/AGREEMENT (GRANTED JANUARY 7, 2002)

NONQUALIFIED STOCK OPTION GRANT NOTICE/AGREEMENT (GRANTED JANUARY 7, 2002)

(Full title of the plans)

JENNIFER L. O’CONNOR

Senior Vice President, General Counsel, Chief Ethics and Compliance Officer and Corporate Secretary

Puget Energy, Inc.

10885 N.E. 4th Street, Suite 1200

Bellevue, Washington 98004

(425) 454-6363

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 1 to Registration Statement No. 333-84426 shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On March 18, 2002, Puget Energy, Inc., a Washington corporation (“Puget Energy”), filed a registration statement on Form S-8 (Registration No. 333-84426) (the “Registration Statement”) with the Securities and Exchange Commission, which registered a total of 260,000 shares of common stock of Puget Energy, par value $.01 per share (the “Common Stock”), subject to both of the Nonqualified Stock Option Grant Notice/Agreements granted January 7, 2002.

On February 6, 2009, pursuant to the terms of the Agreement and Plan of Merger, dated October 25, 2007, by and among Puget Energy, Padua Holdings LLC (now Puget Holdings LLC), a Delaware limited liability company (the “Parent”), Padua Intermediate Holdings Inc. (now Puget Intermediate Holdings Inc.), a Washington corporation and a wholly owned subsidiary of the Parent (“Puget Intermediate”), and Padua Merger Sub Inc. (now Puget Merger Sub Inc.), a Washington corporation and a wholly owned subsidiary of Puget Intermediate (the “Merger Sub”), Merger Sub merged with and into Puget Energy, with Puget Energy as the surviving corporation (the “Merger”).

As a result of the Merger, each outstanding share of Common Stock was cancelled and converted into the right to receive $30.00 in cash, without interest thereon and less any applicable withholding taxes (other than any shares owned by the Parent and its subsidiaries and shares for which dissenters’ rights have been properly exercised under Washington law).

As a result of the Merger, Puget Energy has terminated all offerings of its securities under existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, Puget Energy is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister and remove all the shares of Common Stock under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on February 9, 2009.

PUGET ENERGY, INC.

By:	/s/ JAMES W. ELDREDGE
Name:	James W. Eldredge
Title:	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on February 9, 2009.

Signature		Title

	* Stephen P. Reynolds	Director, President and Chief Executive Officer (Principal Executive Officer)

	/s/ ERIC M. MARKELL Eric M. Markell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

	/s/ JAMES W. ELDREDGE James W. Eldredge	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

	/s/ WILLIAM S. AYER William S. Ayer	Director

	/s/ GRAEME BEVANS Graeme Bevans	Director

	/s/ ANDREW CHAPMAN Andrew Chapman	Director

	/s/ ALAN W. JAMES Alan W. James	Director

	/s/ ALAN KADIC Alan Kadic	Director

	/s/ CHRISTOPHER J. LESLIE Christopher J. Leslie	Director

	/s/ WILLIAM R. MCKENZIE William R. McKenzie	Director

	/s/ LINCOLN WEBB Lincoln Webb	Director

	/s/ MARK WONG Mark Wong	Director

*By:	/s/ James W. Eldredge
James W. Eldredge Attorney-in-fact